                                                                    Exhibit 11.0




                             NATIONAL REALTY, L.P.
                        COMPUTATION OF EARNINGS PER UNIT





                                                             For the Years Ended December 31,
                                                    --------------------------------------------------
                                                        1994               1993               1992
                                                    -------------      -------------      ------------
                                                          (dollars in thousands, except per unit)
Income (loss) before extraordinary
 gain.......................................        $       5,017      $      (7,795)     $     (9,552)

Less - General Partners' 1.99%
 interest...................................                  100               (155)             (190)
                                                    -------------      -------------      ------------

Income (loss) allocable to Limited
 Partners before extraordinary gain.........        $       4,917      $      (7,640)     $     (9,362)
                                                    =============      =============      ============

Extraordinary gain..........................        $         -        $       9,046      $      6,385

Less - General Partners' 1.99%
 interest...................................                  -                  180               127
                                                    -------------      -------------      ------------

Extraordinary gain allocable to
 Limited Partners...........................        $         -        $       8,866      $      6,258
                                                    =============      =============      ============

Net income (loss)...........................        $       5,017      $       1,251      $     (3,167)

Less - General Partners' 1.99%
 interest...................................                  100                 25               (63)
                                                    -------------      -------------      ------------

Net income (loss) allocable to
 Limited Partners...........................        $       4,917      $       1,226      $     (3,104)
                                                    =============      =============      ============

Earnings per unit
Income (loss) before extraordinary
 gain.......................................        $       2.30       $      (3.40)      $     (3.98)
 Extraordinary gain.........................                 -                 3.94              2.66
                                                    ------------       ------------       -----------
Net income (loss)...........................        $       2.30       $        .54       $     (1.32)
                                                    ============       ============       ===========

Weighted average units of limited
 partner interest used in computing
 earnings per unit..........................            2,139,524          2,249,330         2,348,478
                                                    =============      =============      ============





                                       95